UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 27, 2009

ICC Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25417	11-3571993
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3334 E. Coast Hwy #424, Corona Del Mar, CA	92625
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 200-7569

N/A
(Former Name and Address if Changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation

On January 27, 2009, the Melanie S Altholtz Irrevocable Trust (“Trust”) loaned the Company $200,000 and the Company executed and delivered to the Trust a promissory note (the “Note”) to evidence all loans to be made pursuant to such commitment.

The Note matures on January 31, 2012, is unsecured, and provides that the outstanding principal balance of such Note bears interest at 15% per year.  During the first six months, payments of only interest are due.  Thereafter, monthly payments of interest and principal totaling $ 8,306 per month are due until the Note matures.

The monthly payment of interest and/or interest and principal will be increased by 50% starting in the third month of the calendar quarter following the calendar quarter in which the Company first reports positive cash provided by operations in its Statement of Cash Flows as set forth in the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K to be filed with the U.S. Securities and Exchange Commission.

As further consideration for the loan to the Company, the Company issued to the Trust a warrant to purchase 8,000,000 shares of the Company’s common stock (the “Warrant”) at any time before January 31, 2014 at a price per share of $.0009, which exercise price is subject to adjustments upon the occurrence of certain events, including stock splits, stock dividends, subdivisions and combinations of the Company’s Common Stock.

The Note is attached hereto as Exhibit 4.1.

The Warrant is attached hereto as Exhibit 4.2.

Item 9.01.  Exhibits

4.1   $200,000 Convertible Note payable to the order of the Trust dated January 27, 2009.

4.2     Warrant to the Trust Fund dated January 28, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Scott K Anderson, Jr.
Scott K Anderson, Jr.
Corporate Secretary

Date: February 3, 2009